================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           H. F. AHMANSON & COMPANY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                        [LETTERHEAD OF MACKENZIE PARTNERS, INC.]

April 4, 1997

                    H.F. AHMANSON & GREAT WESTERN FINANCIAL
                             CONSENT SOLICITATION

Dear Investor:

For your convenience and information, enclosed is a copy of the Institutional Shareholder Services recommendation regarding the H.F. Ahmanson & Company consent solicitation of Great Western Financial Corporation shareholders.

ISS supports four of the five consent proposals. If you have a position in Great Western and have not yet done so, please execute the WHITE consent. As you know, Ahmanson has requested that you vote promptly.

We thought you would appreciate the direct receipt of documents concerning this important matter. If you have any questions, need additional material or help in executing a consent, call Dan Burch (212) 929-5748, Larry Dennedy (212) 929-5239 or Joseph Doherty (212) 929-5958, all of MacKenzie Partners.

Sincerely,

MACKENZIE PARTNERS, INC.


The consent of Institutional Shareholder Services to the use of the attached Proxy Analysis as soliciting material has not been obtained.

             SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF")
                 COMMON STOCK HELD BY H.F. AHMANSON & COMPANY
              ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
           AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
             AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                OF THEM AND GWF

Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt a non-binding resolution of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Madeleine
A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

As of April 3, 1997, Ahmanson is the beneficial owner of 3,134,100 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

Other than set forth herein, as of April 3, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation. Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of April 3, 1997, CSFB held a net long position of 4,824 shares of GWF common stock and Montgomery held no shares of GWF common stock.

Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

[LOGO] INSTITUTIONAL
        SHAREHOLDER
        SERVICES/SM/

Proxy Analysis:                                                  GREAT WESTERN
                                                                 FINANCIAL CORP.


GWF (NYSE)

Written Consent:  May 12, 1997

Record Date:  March 13, 1997

Security ID: 391442100 (CUSIP)  39144210 (CUSIP)  2384906 (SEDOL)


                                 MEETING AGENDA

ITEM      CODE     DISSIDENT PROPOSALS (WHITE CARD)    DIS. REC    ISS REC.

[_] 1     S0810   Consider Merger Proposal             Consent     CONSENT

[_] 2     S0326   Amend Articles/Bylaws/Charter        Consent     REVOKE
                  to Remove Antitakeover Provisions                CONSENT

[_] 3     S0102   Change Date/Time of Annual Meeting   Consent     CONSENT

[_] 4     S0326   Amend Articles/Bylaws/Charter to     Consent     CONSENT
                  Remove Antitakeover Provisions

[_] 5     S0810   Require Shareholder Approval of      Consent     CONSENT
                  Certain Bylaw Amendments

ITEM      CODE    MANAGEMENT PROXY (BLUE CARD)         MGT. REC.   ISS REC.

[_] 1     S0810   Consider Merger Proposal             Revoke      CONSENT
                                                       Consent

(Continued next page)

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 2


                                 MEETING AGENDA

ITEM      CODE                 PROPOSALS               MGT. REC.   ISS REC.

[_] 2     S0326   Amend Articles/Bylaws/Charter        Revoke      REVOKE
                  to Remove Antitakeover Provisions    Consent     CONSENT

[_] 3     S0102   Change Date/Time of Annual Meeting   Revoke      CONSENT
                                                       Consent

[_] 4     S0326   Amend Articles/Bylaws/Charter to     Revoke      CONSENT
                  Remove Antitakeover Provisions       Consent

[_] 5     S0810   Require Shareholder Approval of      Revoke      CONSENT
                  Certain Bylaw Amendments             Consent

*To follow ISS's recommendation regarding this consent solicitation, return the dissidents' WHITE card with the votes recommended above.

NOTE: This recommendation is for the consent solicitation only. ISS is not currently making a recommendation regarding the specific merger proposals.

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 3

                               FINANCIAL SUMMARY

INCOME STATEMENT SUMMARY ($ in millions except per share data)

                                              1994         1995         1996       ACG*
                                           ----------   ----------   ----------   ------

Net Interest Income                        $1,322.27    $1,302.13    $1,378.00      2.1%

Net Earnings                                  251.23       261.02       115.80    -32.1%

EPS (Primary)                                   1.69         1.71         0.69    -36.1%

Dividends per share                             0.92         0.92         0.98      3.2%

Calendar year-end                          $   16.00    $   25.38    $ 44.25**
stock price

Dividends paid since:  1972

--------------
* Annual Compound Growth
** Current Price
Fiscal Year Ended: December 31
Source: Company Annual Report

PERFORMANCE SUMMARY

                                            1-YEAR       3-YEAR       5-YEAR
                                           ---------    ---------    ---------
Total shareholder returns, company           65.2%        18.7%        21.6%

Total shareholder returns, index             37.8%        15.4%        16.5%

Total shareholder returns, peer group        53.8%        18.0%        25.1%
-------------

Source: Company Proxy Statement

BUSINESS: Financial services provider

ACCOUNTANTS: Price Waterhouse LLP

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 4

                         CORPORATE GOVERNANCE PROFILE

GOVERNANCE PROVISIONS

Blank check preferred stock (Charter, April 17, 1979)

Classified board (Charter, April 19, 1983)

D&O liability protection for acts made in good faith (Charter, April 28, 1987)

Poison pill with sunset provision greater than two years (Adopted: June 1986;
Amended: June 1995)

GOVERNANCE MILESTONES

None


SEVERANCE AGREEMENTS

Change-in-control provisions in executive stock option or other compensation plan

Golden parachute executive severance agreements triggered by a change in control

Pension parachutes, which provide accelerated pension benefits, triggered by a change in control


STATE STATUTES: Delaware

Labor contract provision

Three-year freezeout provision

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 5

                               DIRECTOR PROFILES

Name                       Classification   Term   Dir.    No
                                            Ends   Since  Stock

David Alexander                  O          1999   1973

H. Frederick Christie            O          1999   1984

Stephen E. Frank                 O          1998   1993

John V. Giovenco                 O          1997   1985

Firmin A. Gryp/1/                A          1997   1982

Enrique Hernandez, Jr.           O          1998   1993

John F. Maher                    I          1998   1976

Charles D. Miller                O          1999   1981

James F. Montgomery/2/           A          1997   1975

Alberta E. Siegel                O          1997   1976

Willis B. Wood, Jr.              O          1998   1990

Classified board: Yes               CEO as chairman: No

Current nominees: 0                 Retired CEO on board: Yes

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 6

                           COMPOSITION OF COMMITTEES

Audit                 Type      Compensation       Type      Nominating       Type

David Alexander       O      H. Frederick          O      David Alexander     O
                             Christie

H. Frederick          O      Stephen E. Frank      O      Stephen E. Frank    O
Christie

Stephen E. Frank      O      John V. Giovenco      O      John V. Giovenco    O

John V. Giovenco      O      Firmin A. Gryp        A      Firmin A. Gryp      A

Firmin A. Gryp        A      Charles D. Miller     O      John F. Maher       I

Enrique               O      Willis B. Wood, Jr.   O      Charles D. Miller   O
Hernandez, Jr.
                                                          James F.            A
                                                          Montgomery

                                                          Alberta A. Siegel   O

Committee Name Assigned by Company:

Audit: Audit and Finance Committee
Compensation: Compensation Committee
Nominating: Director Affairs Committee

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 7

                               CAPITAL STRUCTURE

CAPITAL STRUCTURE
   Type of Shares          Votes   Authorized      Shares
                            per      Shares      Outstanding
                           Share

Common stock                1.00   200,000,000   137,574,634
OWNERSHIP INFORMATION

Beneficial Owner                           Total Voting Power

Officers & Directors                                    1.58%

Institutions                                           77.87%

____________
Sources: Proxy Statement, CDA Investment Technologies

BACKGROUND

On Feb. 18, 1997, H.F. Ahmanson & Co. (HFA) announced that it had made a hostile takeover offer for Great Western Financial Corp. (GWF). Under the terms of the original offer, HFA would exchange each outstanding GWF common share for 1.05 shares of HFA common stock. HFA also filed a lawsuit seeking to stop the GWF board from implementing any antitakeover devices that might impede the HFA proposal. The GWF board and management immediately began a process to assess the offer and to review potential combinations with other regional and super-regional banks.

On March 3, approximately two weeks after its first merger offer was submitted to GWF, HFA began a consent solicitation seeking approval from GWF shareholders for five proposals designed to facilitate consideration of the HFA merger offer by the GWF board. The first proposal of the original consent asked shareholders to instruct the board to negotiate a sale with HFA unless a better offer emerged prior to May 22. According to the HFA consent materials dated March 3, "Despite the significant economic benefits to the stockholders of Great Western that we believe would accrue from the Ahmanson merger proposal, Great Western's current Board of Directors has not yet found the time to respond to the Ahmanson Merger proposal." The first two of the five proposals have subsequently been amended due to a competing offer for GWF by Washington Mutual, Inc. (WAMU). However, the proposal set the tone for the HFA's consent solicitation. In response to HFA's hostile bid, GWF indefinitely postponed its regularly scheduled April annual meeting in light of the events surrounding the merger proposal.

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 8


HFA has indicated that it intends to nominate three directors in opposition to GWF's nominees at the company's annual meeting. The election of directors is not part of this consent solicitation.

WASHINGTON MUTUAL

Two days after the HFA consent materials were published, GWF urged its shareholders not to consent to the HFA proposals. On the next day, GWF announced that it had entered into a definitive merger agreement with WAMU. The WAMU exchange offer of 0.9 WAMU shares for each GWF share was 12 percent higher than the original HFA offer on the date of the WAMU announcement.

Despite allegations of excessive synergy projections from the mergers by both sides, the general Wall Street consensus after WAMU's entrance into the picture was that HFA would have to raise its bid to remain competitive with WAMU's offer. On March 17, HFA did just that, implementing a sliding exchange ratio between 1.1 shares of HFA common stock for each GWF share and 1.2 shares. The improved offer was intended to target a $50.00-per-GWF share exchange. The current offer by HFA includes collars on the exchange ratio intended to provide unlimited upside potential to the deal, but somewhat limited downside. The offer specified that if HFA common stock is trading between $41.67 and $45.45 per share, GWF shareholders would receive $50.00 per share of HFA common stock. However, if the stock price falls below $41.67, the exchange ratio would be collared at 1.2 HFA shares per GWF common share, and if the HFA stock price exceeds $45.45, the exchange ratio would move to 1.1 shares of HFA shares per GWF share. Based on the closing prices of HFA and WAMU common stock on April 1, the HFA offer is worth approximately $4.40 per share, compared to the WAMU offer of $45.31 per share.

Along with its raised offer, HFA announced that it had amended the first two proposals on its consent solicitation (see below). The first proposal now seeks to require the GWF board to allow any potential merger partner with a bona fide offer to have access to the same confidential information provided to WAMU (Item
1). The second proposal was changed to a nonbinding resolution rather than a bylaw amendment. Item 2 would require that the GWF board not grant any third-party breakup fees, stock options, "crown jewel" options, or other lock-up arrangements with an aggregate value in excess of $100 million without prior shareholder approval. The current WAMU deal has an aggregate termination fee of $195 million payable to WAMU should GWF end the agreement and merge with another party within 18 months. HFA also announced a "target" date for consent solicitations of March 27, only ten days after its amended offer and consent proposals. Shareholders should note that the "target" date chosen by HFA can be extended at HFA's sole discretion and is not the final date that shareholder votes may be counted. According to Delaware law, shareholders have 60 days from the record date to vote on the consent solicitation. As the record date has been set at March 13, by law shareholders have until May 12 to

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 9


respond to the consent. The target date was the date HFA would have preferred to have the votes delivered to the GWF board, however.

MEETINGS WITH HFA, WAMU, AND GWF

ISS has held meetings with representatives from all three companies over the past three weeks. Representatives from HFA included: Charles Rinehart, CEO; Kevin Twomey, CFO; Stephen Schwartz, senior vice president, investor relations; Eric Warmstein, senior vice president and director of corporate development; and
H. Rodgin Cohen, a representative of Sullivan & Cromwell, HFA's outside counsel. Overall, the HFA representatives indicated that the main purpose of the consent is to place HFA on a "level playing field" with WAMU and any other potential bidder for GWF. HFA believes that GWF's continuous refusal to negotiate with HFA is precluding shareholders from considering their offers to purchase GWF. According to Mr. Rinehart, HFA has "had no contact or response from GWF, and we were surprised that [GWF] went ahead with the WAMU merger because their offer is not as attractive as the Ahmanson offer." Mr. Rinehart believes GWF is reluctant to sell itself to its cross-town rival and that GWF had a negative reaction to HFA's aggressive offer.

HFA's offer is based on two principles. First, the overlapping branches of the two thrifts will allow for aggressive cost cutting through branch closings. HFA plans to close 200 branches if it is successful in the takeover. Many Wall Street analysts believe this is the key to HFA's offer and that any cost savings recognized by WAMU in a potential merger with GWF could be surpassed by HFA because of its overlapping territories. HFA is currently basing its cost savings estimates on the projected cost savings released by WAMU in its merger agreement with GWF, but HFA management believes its savings projections and possible revenue enhancements could significantly increase if it could perform due diligence on GWF. HFA estimates that its cost savings projections are consistent with other in-market mergers and that WAMU's cost savings estimates are generous, in light of the minimal overlaps in the WAMU/GWF territories and the fact that the WAMU/GWF merger is not "in-market" but more of a market extension given WAMU's concentration of operations outside of California. HFA also argues that WAMU's projections of aggressive cost savings in conjunction with aggressive revenue enhancements is unprecedented.

WAMU and GWF argue that their merger should be considered an in-market merger, as they have several areas of overlap between GWF's and WAMU's operations. An in-market merger is one in which both companies have a majority of their operations in the same market territory, whereas a market extension is one in which the merger would greatly enhance the market territory of the acquiring bank. WAMU is currently estimating 75 percent of the HFA cost savings despite having less than half of the branch overlaps. WAMU and GWF note that only 30 percent of their projected cost savings are derived from projected branch closings. Additional cost savings will be derived from the closing of

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                 PAGE 10


GWF's headquarters and from closing 100 loan offices. Note that WAMU's projections are derived from its opportunity to perform due diligence on GWF's books, while HFA has not had the same opportunity.

                        Projected Cost Savings by 1999

HFA                                 $454 million or 49 percent of total expenses

WAMU                                $840 million or 38 percent of total expenses

Avg. in-market trans.               40 percent of total expenses

Avg. market-extension trans.        20 percent of total expenses


The second principle is that HFA plans to buy back stock after the merger in order to increase share value. According to a press release from HFA, "Ahmanson assumes $2.8 billion--not $2 billion--in share repurchases, executed at rising price levels and at slightly more than 12 times cash earnings per share." Its projections are that if the merger is completed, it will buy back 39 million shares through 1998 at an average price of approximately $46.00 per share and 17 million shares in 1999 at an average price of approximately $60.00 per share.

According to Mr. Twomey, the consent process is vital to GWF shareholders in that it will allow shareholders to consider HFA's proposed merger. Mr. Twomey indicated that the consent vote is for "those interested in the vote going forward -- not necessarily for the merger that is favored." He continued:
"Shareholders can do themselves a favor by sending a message to the Great Western Financial board -- to allow them [shareholders] to consider this merger." HFA believes that its projections in the merger are conservative and that WAMU's are more liberal.

In our meetings with WAMU CEO Kerry Killinger, his attorneys, and his financial advisors, Mr. Killinger indicated that he believes WAMU's projections are both reasonable and achievable. He also indicated that the combination would create "one of the leading savings institutions in the country." Acquiring GWF would continue WAMU's aggressive expansion that has taken place over the past several years. Its acquisition of American Savings Bank six months ago more than doubled its size, and the proposed GWF deal would double it again. HFA believes this should be a cause for concern among GWF shareholders and that WAMU management is not experienced enough at running such a large operation. Mr. Killinger refutes that notion, indicating WAMU's aggressive growth and successful integration of its acquisitions. WAMU projected a six-month integration of American Savings into WAMU and is on-target or ahead of target with that integration. Because WAMU and GWF have similar computer systems, he also projected a six-month integration of GWF upon completion of the merger. Rather than closing overlapping branches, WAMU intends to focus on closing back-office operations and enhancing GWF

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                 PAGE 11


services with WAMU products. Further, it would continue using the Great Western name on the branches and will combine "two companies with similar strategic views."

John Maher, CEO of GWF, along with his attorneys and financial advisors, were all present during the aforementioned meeting with WAMU. On a separate occasion ISS also met with Joe Wender, senior director of Goldman Sachs, one of GWF's financial advisors, and had a telephone conversation with Bill Wood, the lead independent director from GWF's board. Rather than touting the merits of the respective offers, the GWF representatives concentrated their presentations on the actions of the GWF board.

Mr. Maher says that he received the HFA offer on the night of Feb. 17, called all of the board members, and the next day called a board meeting for Feb. 24. Mr. Maher contends that without the board's actions to date, the value GWF shareholders will receive in the merger would not be as high as the current offers. During the week after the Feb. 24 board meeting, GWF held meetings with other interested parties, including WAMU but excluding HFA, to discuss the possibility of a third-party acquisition. On Feb. 25, GWF announced that it was indefinitely postponing its annual meeting and that it had adopted a severance plan which would cover all full-time employees in the event of a change of control at GWF.


GWF stock price analysis:                                                  Premiums
------------------------                               Highest      ----------------------
                                        GWF Price    Offer Price    1-day    5-day/60 day
                                        ---------   -------------   ------   -------------
One day prior to HFA (2/17/97):            $34.25   NA               NA          NA
5-day/60-day ave. (12/17-12/23):           $29.90   NA               NA          NA
Day of HFA offer (2/18/97):                $45.00   $47.12-HFA       37.6%       57.6%
Annual meeting canceled (2/25/97):         $46.88   $43.58-HFA       27.2%       45.8%
Date of WAMU offer (3/6/97):               $46.88   $47.70-WAMU*     39.3%       59.5%
Revised HFA offer (3/19/97):               $44.38   $47.55-HFA**     38.8%       59.0%
As of 4/1/97:                              $41.38   $44.40-HFA***    29.6%       18.5%

*    HFA offer   = $42.79
**   WAMU offer  = $45.45
***  WAMU offer  = $43.91


On the day before the original HFA offer, GWF common stock closed at $34.24 per share. News of the offer brought the GWF stock price up 31 percent, or $10.75, to $45.00 per share, and HFA's common stock rose $4.38 to $44.88 per share. On the date the WAMU offer was disclosed, the transaction was worth $47.70 per share to GWF shareholders. All of the stocks have since retreated due to uncertainties regarding the deals in the market and an overall decline in the market, but HFA's most recent offer remains the highest bid based on the closing stock prices as of April 1. The current HFA offer of $44.40 per share represents a premium of approximately 29.6 percent over the closing price of GWF on the day before the original announcement and 48.5 percent over the five-day average closing price 60 days prior to the announcement. The offer is 2.51x GWF's book value per share.

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                 PAGE 12


The WAMU offer currently represents a premium of 26.5 percent over the closing price of GWF on the day before the HFA's original announcement and 44.8 percent over the five-day average price beginning 60 days prior to the original announcement. WAMU's current offer is 2.45x GWF's book value per share. Mr. Maher was emphatic that the GWF board has done nothing contrary to GWF shareholders' interests since this process began. Mr. Wood concurred, indicating that the GWF board is committed to the process it has undertaken to secure the highest value possible for GWF shareholders. Further, he notes that the board clearly has no bias whether that bid is from WAMU or HFA.

Consent Solicitation

The major provision of HFA's consent solicitation is designed to force GWF to open its books so that HFA will have the same opportunity to perform due diligence as WAMU has had. It is also intended to force GWF to keep its annual meeting within two weeks of its original date (April 22) so that GWF shareholders will have the opportunity to elect directors prior to the special meeting that will be held to vote on the proposed merger agreement. HFA has indicated that if the annual meeting is reinstated as provided in the consent solicitation, HFA will propose an alternate slate of three directors to be elected to the GWF board. Note that the election of an alternative slate is not part of this consent solicitation. HFA has stated its position clearly in its consent material, noting that "Great Western should cease its delays, listen to the message its shareholders are sending about our proposal, and commence discussions with us immediately."

GWF's board met on March 25 to consider the latest HFA offer. Shareholders should note, however, that GWF believes that HFA's consent solicitation proposals, "individually and collectively are designed to limit the Great Western Board's flexibility and alternatives, and to coerce Great Western into accepting Ahmanson's merger proposal." GWF also asserts that "every action and every response by the Great Western Board has been taken to further the interests of Great Western's stockholders and other constituents."

On March 26, the GWF board announced that it remained strongly committed to completing a deal with WAMU and that it would not meet with HFA to negotiate a possible deal. HFA expressed its disappointment with GWF's decision and immediately made public a private letter sent by Mr. Rinehart to the GWF board on March 24, prior to the board meeting on March 25. The letter refuted several allegations against HFA's offer, and suggested that HFA and GWF together retain an independent financial advisor to evaluate both the WAMU offer and the HFA offer. Mr. Rinehart indicated that if the advisor supported the WAMU offer over the HFA offer, HFA would withdraw its offer. If
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the advisor was unable to reach a conclusion regarding superiority, the two offers would be put to a shareholder vote and all parties would abide by the decision of the shareholders.

Mr. Wender was at the GWF board meeting and indicated that the board and its financial advisors went through HFA's 12-page letter point by point, considering the issues raised by HFA. Upon completion of the review and six hours of discussion, the board decided to "stay the course" with regard to its merger agreement with WAMU. In its most recent proxy materials, the GWF board indicated that it believes the merger with WAMU will provide Great Western shareholders with a superior value opportunity.

At this point, shareholders should keep in mind that they are voting only on the consent solicitation, not the actual merger agreement. ISS is not currently making a recommendation favoring either merger proposal. When the WAMU/GWF merger agreement proxy is mailed, shareholders will have another opportunity to vote, and shareholders will also have another opportunity to vote on the board at GWF's annual meeting when it is called. HFA has indicated that the following proposals are intended to "facilitate the maximization of stockholder value." The issues requiring a shareholder vote on this consent solicitation are as follows:


Dissident Proxy (WHITE Card)

[_]  ITEM 1:  CONSIDER MERGER PROPOSAL

Item 1 seeks shareholder approval of a nonbinding resolution that will require the board to provide the same nonpublic information given to WAMU to any company making a bona fide merger proposal to GWF. The proposal would also require that the GWF board participate in discussions and negotiations with any party making such an offer and consider each bona fide merger proposal made.

This proposal and the proposal in Item 3 below are the main concern of HFA at this point. While the proposal is nonbinding, HFA believes a positive vote of shareholders would send a clear message to the GWF board that shareholders want the HFA offer to be considered and believe that the GWF board will take that message into consideration when reviewing the HFA proposal.

While we are not favoring one deal over another, we believe shareholders should have the right to have a competing offer thoroughly considered by the board. We also believe that entering into negotiations with HFA would not necessarily change GWF's position regarding its merger agreement with WAMU. However, by allowing HFA access to the same information that was provided to WAMU and the other suitors that GWF considered after the initial hostile bid, HFA may be able to solidify its proposal to GWF using more
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accurate numbers from GWF.  From the onset, the GWF board has rebuffed HFA's attempts to be placed on a level playing field with any other bidder.

While we agree that the offer prices may not have reached the same levels without the process used by the GWF board to date, both sides seem to be at an impasse with regard to bidding. Allowing HFA to carry out a due diligence process may prove beneficial with regard to HFA's offer and may force a higher offer from WAMU should HFA's proposal begin to look better after due diligence. The proposal does not ask that the GWF board agree to merge with HFA, but only that it agree to negotiate. As it has negotiated with other parties, we do not believe such discussions would negatively impact the company.

We recommend that shareholders CONSENT to Item 1.


[_]  ITEM 2:  AMEND ARTICLES/BYLAWS/CHARTER TO REMOVE ANTITAKEOVER PROVISIONS

This proposal seeks shareholder approval of a nonbinding resolution that would urge the board not to grant any merger-related breakup fee, "crown jewel option," or other lock-up agreement that would exceed a value of $100 million without shareholder approval. HFA is currently challenging the WAMU/GWF termination fee (which could be valued at $195 million) in court, contending that the fee is excessive. Because the fee has been agreed upon prior to the proposal, HFA's proposal is intended to send a message to the GWF board to take the views of a majority of shareholders into consideration when entering into such agreements.

We do not believe the arbitrary cap on the breakup fee is necessary, nor would it be practical to call a vote of shareholders prior to negotiating a merger agreement solely to determine the level of fees necessary to adequately compensate one party in the case of a termination of the agreement. This is a decision best left to management when it is entering into confidential merger negotiations.

Further, without the termination fee applicable in this merger, GWF may not have been able to convince WAMU to enter into negotiations. HFA believes the fees are excessive, but without WAMU's entrance into this contest, GWF shareholders would have been facing a hostile offer from HFA for 1.05 shares of HFA common stock rather than 0.9 WAMU shares or 1.2 shares.

We recommend that shareholders REVOKE CONSENT for Item 2.
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[_]  ITEM 3:  CHANGE DATE/TIME OF ANNUAL MEETING

This proposal seeks shareholder approval of an amendment to the company's bylaws that would require GWF to hold its annual meeting on the fourth Tuesday in April, or on a date within 14 days of that date. HFA believes the amendment would preclude GWF from continuing to postpone its annual meeting and would force the election of GWF directors prior to shareholder consideration of any merger agreement. HFA intends to nominate three directors to the GWF board upon the calling of the annual meeting. The provision would allow GWF shareholders to consider the election of three HFA-related directors to the GWF board prior to the consideration of any merger agreement.

GWF intends to call a special meeting as soon as possible to vote on the merger with WAMU and then call an annual meeting to elect directors after the special meeting. Presumably, GWF believes that if shareholders do not support the WAMU merger agreement, they will not support it at the special meeting. HFA, however, believes that shareholders will have ample time between now and April 22, or 14 days after that date, to receive all requisite information in order to vote on the proposed HFA nominees for election to the GWF board. GWF disagrees, believing this situation is fluid and that shareholders should not be rushed into making decisions at this point.

Coinciding with our belief that GWF should begin negotiations with HFA or any other suitor with a bona fide offer on the table, we believe the annual election of directors will allow shareholders to voice their opinion regarding their confidence in the current GWF board's actions thus far. If shareholders believe the GWF board has been protecting their interests, they will reelect the GWF directors at an annual meeting. By indefinitely postponing its annual meeting, the GWF board is manipulating the process of annual elections to push the progress of its merger with WAMU regardless of any other offer. While we believe the GWF board has added significant value for shareholders to date, we also believe both HFA and WAMU are coming close to the end of their reasonable bidding limits and that negotiations with HFA will benefit shareholders. If GWF continues to resist HFA's offers and shareholders believe they are not being treated fairly, having the annual election of directors prior to the special meeting will be the only way shareholders can voice their opinion regarding the mergers prior to voting on the WAMU deal.

We recommend that shareholders CONSENT to Item 3.


[_]  ITEM 4:  AMEND ARTICLES/BYLAWS/CHARTER TO REMOVE ANTITAKEOVER PROVISIONS

This proposal would amend the GWF bylaws to provide that the holders of a majority of the stock having voting power, in person or by proxy, shall constitute a quorum. If no
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quorum is present, the presiding officer or the shareholders present can adjourn the meeting. However, if a quorum is present, the presiding officer may not adjourn the meeting until all business properly brought before such meeting has been acted upon by shareholders.

As a matter of policy, ISS recommends that shareholders vote against any adjournment of a shareholders' meeting unless such adjournment is necessary to ensure their financial interests. Adjourning meetings to resolicit votes or to delay shareholder action is expensive, and by the time a meeting is called, shareholders have sufficient information to make an informed decision regarding any action taken by management that has been properly brought before shareholders. If a quorum of shareholders is present at a meeting or represented by proxy, we believe management should not adjourn the meeting until all business has been acted upon by shareholders.

We recommend that shareholders CONSENT to Item 4.


[_]  ITEM 5:  REQUIRE SHAREHOLDER APPROVAL OF CERTAIN BYLAW AMENDMENTS

This proposal seeks shareholder approval of an amendment to GWF's bylaws that would prohibit any of the bylaw amendments adopted by shareholders pursuant to this consent solicitation to be amended or repealed without the affirmative vote of a majority of company's shareholders.

Because it will take a majority vote to implement the proposed bylaw amendments, we believe shareholders should have the right to amend or repeal such amendments, in their sole discretion, by a simple majority vote. We further believe that management should not be able to amend the company's bylaws without a majority vote of shareholders. This proposal would ensure that shareholders' opinions and decrees would be implemented until shareholders believe the provisions of those bylaws are no longer necessary.

We recommend that shareholders CONSENT to Item 5.


MANAGEMENT PROXY (BLUE CARD)


[_]  ITEM 1:  CONSIDER MERGER PROPOSAL

CONSENT; see Item 1 above.
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[_]  ITEM 2:  AMEND ARTICLES/BYLAWS/CHARTER TO REMOVE ANTITAKEOVER PROVISIONS

REVOKE CONSENT; see Item 2 above


[_]  ITEM 3:  CHANGE DATE/TIME OF ANNUAL MEETING

CONSENT; see Item 3 above.


[_]  ITEM 4:  AMEND ARTICLES/BYLAWS/CHARTER TO REMOVE ANTITAKEOVER PROVISIONS

CONSENT; see Item 4 above.


[_]  ITEM 5:  REQUIRE SHAREHOLDER APPROVAL OF CERTAIN BYLAW AMENDMENTS

CONSENT; see Item 5 above.

                           __________________________

                         Great Western Financial Corp.
                              9200 Oakdale Avenue
                       Chatsworth, California 91311-6519
                                 (818) 775-3411


COMPANY SOLICITOR: Georgeson & Co. (800) 223-2064

DISSIDENT SOLICITOR:  MacKenzie Partners, Inc. (800) 322-2885

SHAREHOLDER PROPOSAL DEADLINE:  November 21, 1997
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This proxy analysis has not been submitted to, or received approval from, the
Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.


ENDNOTES

1. Mr. Gryp is a former executive officer of the company. Source: Great Western Financial Corp. 1997 Proxy Statement, p. 17.
2. Mr. Montgomery is a former president and CEO of the company. Source: Great Western Financial Corp. 1997 Proxy Statement, p. 4.